Exhibit 5.2

1177 Avenue of the Americas New York, NY 10036 T 212.715.9100 F 212.715.8000

May 6, 2020

Perion Network Ltd. 26 HaRokmim Street, Holon 5885849, Israel

Re:	Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States counsel to Perion Network Ltd., a company incorporated under the laws of the State of Israel (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, debt securities (the “Debt Securities”), which may be issued pursuant to an indenture (an “Indenture”), as amended or supplemented from time to time, between the Company and a trustee or bank to be named in the Indenture. The Debt Securities may be offered and sold by the Company from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the prospectus, pursuant to Rule 415 under the Securities Act.

In rendering this opinion, we have reviewed a copy of the Registration Statement and have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Company, public officials and others. We have not independently verified the facts so relied on.

In arriving at the opinion expressed below, we have assumed that:

(a) all Debt Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement;

(b) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Debt Securities will have been duly authorized and validly executed and delivered by the Company and the other party or parties thereto;

KRAMER LEVIN NAFTALIS & FRANKEL LLP	NEW YORK | SILICON VALLEY | PARIS

Perion Network Ltd. 26 HaRokmim Street, Holon 5885849, Israel May 6, 2020

(c) any securities issuable upon conversion, exercise or exchange of, or to be purchased or sold pursuant to, any Debt Securities being offered or issued will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exercise or exchange; and

(d) each Indenture and supplemental indenture will be governed by the laws of the State of New York and will be the valid and binding obligation of each party thereto other than the Company, enforceable against such party in accordance with its terms.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that, assuming that the issuance and terms of any Debt Securities and the terms of the offering thereof have been duly authorized, when (i) the Indenture or supplemental indenture relating to the Debt Securities have been duly authorized, executed and delivered by all parties thereto and duly qualified under the Trust Indenture Act of 1939, as amended, and the trustee thereunder has been qualified to act as trustee under the Indenture, (ii) the terms of the Debt Securities to be issued under the Indenture and the applicable supplemental indenture and of their issuance and sale have been duly established in conformity with the Indenture and the applicable supplemental indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company, and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company, and (iii) the Debt Securities have been duly executed and authenticated in accordance with the Indenture and the applicable supplemental indenture and issued, sold as contemplated in the Registration Statement and any prospectus supplement relating thereto, and in accordance with any underwriting agreement, and delivered on behalf of the Company against payment therefor in accordance with the Indenture and the supplemental indenture, such Debt Securities will constitute valid and binding obligations of the Company.

The opinion set forth above is qualified (x) by the effects of applicable laws relating to bankruptcy, insolvency, and other similar laws relating to or affecting the rights and remedies of creditors generally, (y) with respect to the remedies of specific performance and injunctive and other forms of equitable relief, by the availability of equitable defenses and the discretion of the court before which any enforcement thereof may be brought and (z) by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

We express no opinion as to any laws other than the laws of the State of New York (the “Relevant Laws”).

The opinion expressed herein is based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ KRAMER LEVIN NAFTALIS & FRANKEL LLP

KRAMER LEVIN NAFTALIS & FRANKEL LLP